Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made this 15th day of January, 2008 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (“SED”) and Jean Diamond, an individual resident of the State of Georgia (the "Employee").

WITNESSETH:

WHEREAS, Employee and SED INTERNATIONAL, INC. (formerly known as Southern Electronics Distributors, Inc., a Delaware corporation) (the “Subsidiary”), a Georgia corporation and a wholly-owned subsidiary of SED, have entered into an employment agreement on November 7, 1989 (the “Employment Agreement”) setting forth the terms and conditions of Employee’s employment with the Subsidiary and have subsequently amended the Employment Agreement on September 24, 1991, June 29, 1998, December 16, 1998, June 7, 1999, September 11, 2002 and July 6, 2005. Collectively, the Subsidiary and SED are referred to in this Agreement as the “Company”

WHEREAS, the Employee and the Subsidiary desire to make certain modifications to the Employment Agreement, as amended to date; and

WHEREAS, SED wishes to assume the Employment Agreement as amended to date, and become the contracting party thereunder, and employee agrees to such assumption subject to a guaranty of SED’s obligations by the Subsidiary.

NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Employee, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a)    "Affiliate" or "Affiliated" means any person, firm, corporation, partnership, association or entity, either directly or indirectly, that controls, is controlled by, or is under common control with a specified person, firm, corporation, partnership, association or entity.

(b)     "Associate" means (1) any corporation, partnership or other entity of which a specified person is an officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities thereof, (2) any trust or estate in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person, and (4) any person who is a trustee, officer or partner of such specified person or of any corporation, partnership or other entity that is an Affiliate of such specified person.

(c)    "Applicable Period" means two (2) years following the last day on which Employee provides her services to SED following the giving of any notice of termination or resignation of Employee's employment.

(d)    "Area" means the states of Alabama, California, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maine, Michigan, Mississippi, North Carolina, New Jersey, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas and Virginia, the collective geographic area where a substantial portion of the Business has been and will be conducted. This definition of Area shall be amended in writing promptly after SED determines that the Business is conducted in any area not encompassed within the definition of Area, as may be amended, to include such additional areas.

(e)    "Atlanta, Georgia Metropolitan Area" means the counties of Clayton, Cobb, DeKalb, Fulton and Gwinnett, Georgia.

(f)    "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Exchange Act as such Rule is in effect on the date hereof; provided, however, that any individual, corporation, partnership, Group, association or other person or entity which, directly or indirectly, owns or has the right to acquire any of SED's or the Subsidiary's outstanding securities entitled to vote generally in the election of directors at any time in the future, whether such right is contingent, absolute, direct or indirect, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed the Beneficial Owner of such securities.

(g)     "Business" means the business of the Company, including, without limitation, the business of selling computer products and peripherals and cellular telephone products wholesale to retailers and other distributors, or any successor business of the Company.

(h)   "Cause" means conduct of the Employee amounting to fraud, dishonesty, gross or willful neglect of duties, a conviction of any federal, state or local laws involving a felony, or crime involving fraud or moral turpitude (other than pursuant to actions taken at the direction or with the approval of the Board of Directors of the Subsidiary or SED), or engaging in activities prohibited by Sections 5, 6, 7, 8, 9 and 10 hereof.

(i)    "Change of Control" shall be deemed to have occurred if and when (1) any individual, corporation, partnership, Group, association or other person or entity, together with his, its or their Affiliates or Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of SED) hereafter becomes the Beneficial Owner of securities of SED representing thirty percent (30%) or more of the combined voting power of SED's then outstanding securities entitled to vote generally in the election of directors; (2) the Continuing Directors of SED shall at any time fail to constitute a majority of the members of the Board of Directors of SED; (3) all or substantially all of the assets of SED are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events, without being Duly Approved by the Continuing Directors of SED; (4) any individual, corporation, partnership, Group, association or other person or entity, together with his, its or their Affiliates or Associates, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Subsidiary, becomes the Beneficial Owner of securities of the Subsidiary representing thirty percent (30%) or more of the combined voting power of the Subsidiary's then outstanding securities entitled to vote generally in the election of directors; or (5) all or substantially all of the assets of the Subsidiary are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events, without being Duly Approved by the Continuing Directors of the Subsidiary.

(j)    "Code" means the Internal Revenue Code of 1986, as amended.

(k)   "Competing Business" means any business or enterprise which is engaged in a business that is the same or essentially the same as the Business.

(l)    "Continuing Director" means a director who either was a member of the Board of Directors of either SED or the Subsidiary, as the case may be, on the date hereof, or who becomes a member of the Board of Directors of either SED or the Subsidiary, as the case may be, subsequent to such date and whose election or nomination for election by the Board of Directors of either SED or the Subsidiary, as the case may be, was Duly Approved by the Continuing Directors of either SED or the Subsidiary, as the case may be, at the time of such election or nomination, either by a specific vote or by approval of the proxy statement issued by that company on behalf of the Board of Directors of either SED or the Subsidiary, as the case may be, in which such person is named as a nominee for director.

(m)  "Disability" or "Disabled" means the inability of the Employee to perform substantially and continuously those duties of her employment hereunder for a period in excess of 120 consecutive days (vacation days excepted) out of any consecutive twelve (12) month period because of physical or emotional incapacity or illness. The determination of Disability shall be made by unanimous vote of the Board of Directors of SED.

(n)   "Duly Approved by the Continuing Directors" means an action approved by the vote of at least a majority of the Continuing Directors then on the Board of Directors of either SED or the Subsidiary, as the case may be; provided, however, if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the entire Board of Directors of either SED or the Subsidiary, as the case may be, if a vote by all of its members had been taken, or if the number of persons constituting the Continuing Directors of either SED or the Subsidiary, as the case may be, shall be equal to or less than three, then the term Duly Approved by the Continuing Directors shall mean an action approved by the unanimous vote of the Continuing Directors then on the Board of Directors of either SED or the Subsidiary, as the case may be.

(o)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(p)     “Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Employee: (a) if SED breaches this Agreement in any material respect (it being acknowledged that a change in the location of the principal offices of Company beyond that contemplated in Section 2(b) of this Agreement would be material); (b) the Employee is assigned duties materially inconsistent with his position as contemplated by Section 2(a) of this Agreement, or a material change occurs in the Employee’s reporting responsibilities, or the Employee’s title, position, duties or responsibilities as contemplated by Section 2(a) are changed in a material manner; or (c) SED purports to terminate the Employee’s employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement, provided, however, that with respect to items (a) or (b) above, the Employee provides written notice of termination to SED based upon the condition described in items (a) or (b) above within ninety (90) days after the initial existence of such condition and within thirty (30) days of such written notice of termination by the Employee, SED has not cured such failure or breach.

(q)   "Group" means persons who act in concert as described in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

(r)    "Proprietary Information" means information related to the Company that (a) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise treating such information as confidential. Assuming these two criteria are met, Proprietary Information includes, without limitation, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, Inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development, existing and future products, and employees of the Company. Proprietary Information includes (x) information that has been disclosed to the Company by a third party, which the Company is obligated to treat as confidential, and (y) information which is proprietary to an Affiliate of the Company.

2.	Terms and Conditions of Employment.

(a)   SED hereby employs Employee to serve as the Chief Executive Officer of SED and shall perform the duties required of the Chief Executive Officer (as described in the Bylaws of SED) and such other duties of an executive, managerial or administrative nature as are from time to time assigned or delegated to the Employee by the Board of Directors of SED including, but not limited to, serving as the Chief Executive Officer of the Subsidiary and Employee hereby accepts employment with SED subject to the terms and conditions set forth in this Agreement.

(b)   Throughout her employment hereunder, the Employee shall devote substantially all of her time, energy and skill to perform the duties of her employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use her best efforts to follow and implement all management policies and decisions of the Board of Directors of SED. The Employee shall not become personally involved in the management of any other company, partnership, proprietorship or other entity, other than any Affiliate of the Company, without the consent of the Board of Directors of the SED; provided, however, that so long as it does not interfere with the Employee's employment hereunder, the Employee may serve as a director in a company that does not compete with the Business of the Company or any Affiliate, and serve as an officer, director or otherwise participate in educational, welfare, social, religious or civic organizations. The executive offices of the Company shall, during the term of this Agreement, be located in the Atlanta, Georgia Metropolitan Area and in any event no farther than 35 miles from the present location of the executive offices. The Employee shall not be required to relocate from the Atlanta, Georgia Metropolitan Area in connection with the performance of her duties hereunder.

3.	Compensation.

(a) For her services hereunder, SED shall pay to the Employee an annual salary of TWO HUNDRED NINTY FIVE THOUSAND THREE HUNDRED FORTY NINE AND 59/100 DOLLARS ($295,349.59). Such salary shall be paid in accordance with the normal payroll payment practices of SED and shall be subject to such deductions and withholdings as are required by law or by policies of SED, from time to time in effect.

(b) Commencing on July 1, 2008 and on each July 1 thereafter during the term of this Agreement, the annual salary shall be increased (but not decreased) by an amount equal to the percentage, if any, by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for the Southeast Region/Population Size Class B, published by the United States Government for the month preceding July 1 exceeds such index for the comparable month in the preceding year, together with such other increases, if any, as shall be approved by the Board of Directors of SED.

(c) In addition to the annual salary payable to Employee hereunder, the Employee shall be permitted during the term of this Agreement to participate or to continue to participate in any bonus programs designed for the Employee and any present or future group life, health and hospitalization or disability insurance plans, pension or retirement plans or similar benefits as are available to management employees of the Company, on the same terms as such other employees, in each case to the extent that the Employee is eligible under the terms of such plans or programs. The Employee shall also be entitled during the term of this Agreement to the use of a Mercedes-Benz S-Class automobile, with the premiums for the automobile insurance coverage thereon, together with the reasonable cost of maintenance and other expenses (including gasoline) being payable by SED. The Employee shall have the option to have the use of a new (replacement) automobile each year, commencing first on December 1, 2001. The amount of insurance coverage shall be determined by SED in accordance with the policies of SED, from time to time in effect. As a condition to the use of such automobile, Employee shall cooperate fully with the Company in connection with obtaining and maintaining in effect any such policy of insurance. The Employee shall also be entitled to receive a paid vacation of six (6) weeks per fiscal year. During the term of this Agreement, the Company shall maintain disability insurance contracts naming the Employee as the beneficiary of the contracts that insure Employee against disability, which insurance contracts shall total an amount not to exceed fifty percent (50%) of Employee's annualized salary in effect immediately prior to such disability for each year of such disability (“Incentive Compensation”).

(d) The Employee shall be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and appropriate expenses incurred by her in connection with the performance of her duties of employment hereunder; provided, however, Employee shall as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

(e) The Employee shall not be entitled to receive any compensation in addition to that set forth in this Section 3 for any services provided by her in any capacity to Company, including, without limitation, as Chief Executive Officer of the Subsidiary, unless agreed to in writing by the Board of Directors of SED.

(f) If a Change of Control occurs during the term of this Agreement, or during any extension thereof, and:

(1)           the Employee’s employment is terminated involuntarily, or voluntarily by the Employee based on (i) material changes in the nature or scope of the Employee’s duties or employment, (ii) a reduction in compensation of the Employee made without the Employee’s consent, (iii) a relocation of the Company’s executive offices other than in compliance with the provisions of Section 2(b) of this Agreement, or (iv) a good faith determination made by the Employee, upon consultation with the Board of Directors of SED, that it is necessary or appropriate for the Employee to relocate from the Atlanta, Georgia Metropolitan Area to enable Employee to perform her duties hereunder, the Employee may, in her sole discretion, give written notice within thirty (30) days after the date of termination of employment to the Secretary or Assistant Secretary of the Company that she is exercising her rights hereunder and requests payment of the amounts provided for under this Section 3(f); or

(2)           the Employee gives written notice of her termination of employment for any reason concurrently with the time a Change of Control occurs or any time within thirty (30) days after the date the Change of Control becomes effective to the Secretary or Assistant Secretary of the Company, she may exercise her rights hereunder and request payment of the amounts provided for under this Section 3(f) (the notice provided pursuant to Subsection (f)(1) or Subsection (f)(2) is referred to as the “Notice of Exercise”).

If the Employee gives a Notice of Exercise to receive the payments provided for hereunder, the Company shall pay to or for the benefit of the Employee, immediately upon the Company’s receipt of the Notice of Exercise, a single cash payment for damages suffered by the Employee by reason of the Change in Control (the “Executive Payment”) in an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all annual salary, Incentive Compensation and any other benefits pursuant to Section 3 hereof from the effective date of termination hereunder through the remainder of the Initial Term; provided, however, in the event the period from the date of Employee's termination hereunder through the remainder of the Initial Term is less than twelve (12) months, then the Employee shall receive a lump sum payment equal to the sum of the present value (as determined in accordance with Section 280G(d)(4) of the Code) of (i) the current annual salary and the value of the Incentive Compensation and all other benefits payable to the Employee annualized for a twelve (12) month period, and (ii) an amount equal to any bonus that would have been paid for such period of less than twelve (12) months in accordance with the terms of any such bonus arrangement between the Employee and SED.

The Executive Payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Employee or her beneficiaries, but have not been paid by the Company at the time the Employee gives the Notice of Exercise including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of either or both of SED’s and the Subsidiary’s Articles of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SED and the Subsidiary under certain circumstances. The Executive Payment shall not be reduced by any present value calculations.

In the event the Employee dies during the term of this Agreement, the Employee’s legal representative shall be entitled to receive the Executive Payment, provided that the Notice of Exercise has been or is given either by the Employee or her legal representative, as the case may be.

(g)   The parties agree and understand that it is not the intention of the parties that the obligations of the Company pursuant to the provisions of this Agreement be met by both SED or the Subsidiary to the extent duplicative and the Company’s obligations pursuant to this Agreement may be fulfilled by either SED or Subsidiary at SED’s sole and absolute discretion.

4.	Term and Termination of this Agreement.

(a)   Term. The term of this Agreement and of Employee's employment hereunder shall commence as of the effective date, with the effective date being the effective date of the Employment Agreement, and shall continue for a period of five (5) years (the "Initial Term") unless earlier terminated as provided in Section 4(b) of this Agreement. The Initial Term of this Agreement and of Employee's employment hereunder will automatically be extended for an additional one-year period following the expiration of each year of employment under this Agreement without further action by Employee or SED unless notice not to renew for an additional one-year period is given by either SED or Employee to the other not less than six months prior to the expiration of any year of employment under this Agreement. In the event a notice not to renew is given by one party to the other as provided in the immediately preceding sentence, then the automatic extension of the term of employment under this Agreement shall thereafter be of no further force and effect.

(b)    Termination.

(i)          For Cause. Notwithstanding any provision contained herein, SED may terminate this Agreement at any time during the Initial Term for “Cause”. Termination pursuant to this subsection 4(b)(i) shall be effective immediately upon giving the Employee written notice thereof stating the reason or reasons therefor. In the event of a termination pursuant to this subsection 4(b)(i), the Employee shall be entitled to: (i) payment of all annual salary, Incentive Compensation and any other benefits earned or accrued pursuant to Section 3 hereof (including insurance benefits) and unpaid at the effective date of such termination, and (ii) any indemnification payments that may become payable to the Employee pursuant to the provisions of SED's or the Subsidiary's, if necessary, Charter, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SED or the Subsidiary under certain circumstances; provided, however, that nothing in this subsection (b) shall limit SED's obligations under Section 3(f) of this Agreement for which notice has been properly given by the Employee.

(ii)         Due to Disability. In the event this Agreement is terminated due to the Employee’s disability, the Employee shall be entitled to (i) be paid in one lump sum payment as soon as practicable following such termination an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all annual salary, Incentive Compensation and any other benefits pursuant to Section 3 hereof from at the effective date of such termination for the remainder of the Initial Term; (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of SED's and the Subsidiary's, if necessary, Charter, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SED and the Subsidiary under certain circumstances; and (iii) continue to participate in any health and hospitalization or disability insurance plans or similar benefits as are available to management employees of the Company pursuant to subsection 3(c), to the extent available, for twelve (12) months following the date of such termination; provided, however, that any compensation to be paid to the Employee pursuant to this subsection 4(b)(ii) shall be offset against any payments received by the Employee pursuant to any policy of disability insurance the premiums of which are paid for by the Company.

(iii)         Termination Without Cause or Termination For Good Reason. If SED terminates the Employee’s employment hereunder without Cause, other than due to death or Disability, or if the Employee terminates her employment for “Good Reason” (as defined below), the Employee shall be paid in one lump sum payment as soon as practicable following such termination: (1) an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all annual salary, Incentive Compensation and any other benefits pursuant to Section 3 hereof from the effective date of termination hereunder through the remainder of the Initial Term; provided, however, in the event the period from the date of Employee's termination hereunder through the remainder of the Initial Term is less than twelve (12) months, then the Employee shall receive a lump sum payment equal to the sum of the present value (as determined in accordance with Section 280G(d)(4) of the Code) of (i) the current annual salary and the value of the Incentive Compensation and all other benefits payable to the Employee annualized for a twelve (12) month period, and (ii) an amount equal to any bonus that would have been paid for such period of less than twelve (12) months in accordance with the terms of any such bonus arrangement between the Employee and SED. This payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Employee or her beneficiaries, but have not been paid by SED at the time of termination including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of SED's and the Subsidiary's, if necessary, Charter, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SED and the Subsidiary under certain circumstances.

Notwithstanding the foregoing, all amounts received by the Employee and constituting the lump sum payment shall be reduced by mitigation to the extent of the Employee's earned income (within the meaning of Section 911(d)(2)(A) of the Code) during the remainder of the period in which this Agreement would have been in effect had the Employee's employment hereunder not been terminated without Cause or for Good Reason. Any earned income received by Employee during the remainder of the period in which this Agreement would have been in effect had the Employee's employment hereunder not been terminated without Cause or for Good Reason shall promptly be forwarded to SED to mitigate the amount of the lump sum payment so paid to the Employee until the earlier of (i) the lump sum payment is repaid in full, or (ii) the expiration of the term of this Agreement had it so remained in effect.

(iv)          Termination Other Than For Good Reason. If the Employee terminates her employment other than for Good Reason, the Employee shall be paid: (a) her annual salary at the rate in effect at the time of termination, through the date of such termination of employment; (b) the share of any Incentive Compensation to which she would have been entitled for the portion of the year in which such termination occurs; (c) any accrued vacation pay; and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans or programs of SED. It is the intention and agreement of SED that the Employee shall not be deprived by reason of termination under this Section of any payments, options or benefits which have been vested or have been earned or to which the Employee is entitled as of the termination date.

(v)           Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Employee’s death. In such event SED shall pay (i) in one lump sum payment as soon as practicable following such termination an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all annual salary, Incentive Compensation and any other benefits pursuant to Section 3 hereof from at the effective date of such termination for the remainder of the Initial Term; and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of SED's and the Subsidiary's, if necessary, Charter, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SED and the Subsidiary under certain circumstances; provided, however, that any compensation to be paid to the Employee pursuant to this subsection 4(b)(v) shall be offset against any payments received by the Employee’s estate pursuant to any Life Insurance policy of which the premiums are paid for by the Company as of the date of such termination.

(c)   Payment. Except as otherwise provided in this Agreement, any payments to which the Employee shall be entitled under this Section 4 and subsection 3(f) above, including, without limitation, any economic equivalent of Incentive Compensation and any other benefits, shall be made as promptly as possible following any termination date provided for in this Section 4 and in subsection 3(f) above, each being referred to herein as a “termination date” provided, however, that if the Employee is a “specified employee” of SED within the meaning of Section 409A(a)(2)(B)(i) of the Code (or any successor provision), no payment under this Section 4 or subsection 3(f) above, in connection with the Employee’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Employee (or, if earlier, the date of death of the Employee); provided further, if SED determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Employee is a "specified employee"). Any payment deferred as provided for in this subsection (c) shall include, when paid, an incremental earnings factor payment equal to ten (10%) percent of the amount deferred multiplied by a fraction the numerator of which is the number of days that such payment is deferred and the denominator of which is 365; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

If the amount of any payment due to the Employee cannot be finally determined within thirty (30) days after the termination date, such amount shall be estimated on a good faith basis by SED and the estimated amount shall be paid thirty (30) days after such termination date (or on such later date as may be determined under the immediately preceding sentence). As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Employee shall be made as promptly as practicable.

(d)   No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by the Employee after the termination date.

(e)   Survival. The covenants of the Employee contained in Sections 5, 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement and the Employee's employment under this Agreement and shall not be extinguished thereby. The covenants of SED contained in this Agreement shall survive the termination of this Agreement and the Employee's employment hereunder and shall not be extinguished thereby.

5.            Agreement Not to Compete. The Employee agrees that during her employment hereunder and for the Applicable Period following the termination of such employment, she will not, without the prior written consent of SED, (i) within the Area, either directly or indirectly, on her own behalf or in the service or on behalf of others as an officer, trustee, consultant, or executive or managerial employee, engage in or be employed by any Competing Business in which the Employee is expected to perform duties and activities similar to those performed by the Employee for SED prior to her termination of employment with SED, or (ii) acquire beneficial ownership of any securities of any Competing Business conducting business within the Area; provided, however, the Employee may acquire beneficial ownership of securities of a Competing Business whose securities are traded on any national securities exchange or quoted by the National Association of Securities Dealers, Inc, automated quotation system if the Employee (A) is not a controlling person of, or a member of a group that controls, the Competing Business and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of the Competing Business.

6.            Agreement Not to Solicit Customers. The Employee agrees that during her employment hereunder and for the Applicable Period following the termination of such employment, she will not, without the prior written consent of SED, within the Area, either directly or indirectly, on her own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business as a customer any person or entity whose account with the Company was sold or serviced by or under the supervision of the Employee during the period of twelve (12) months or any portion thereof prior to the date of Employee's termination of employment with SED.

7.            Agreement Not to Solicit Employees. Employee agrees that during her employment hereunder and for the Applicable Period following the termination of such employment, she will not, either directly or indirectly, on her own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any Competing Business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, whether or not such employment is pursuant to written agreement, and whether or not such employment is for a determined period or is at will.

8.	Ownership and Protection of Proprietary Information.

(a)   All Proprietary Information and all physical embodiments thereof are confidential to and are and will remain the sole and exclusive property of the Company. The Employee must: (1) immediately disclose to SED all Proprietary Information developed in whole or in part by the Employee during the term of her employment with SED, (2) assign to SED any right, title or interest the Employee may have in such Proprietary Information, and (3) at the request and expense of SED, do all things and sign all documents or instruments reasonably necessary in the opinion of SED to eliminate any ambiguity as to the ownership by and rights of SED in such Proprietary Information including, without limitation, providing to SED the Employee's full cooperation in any litigation or other proceeding to establish or protect such rights.

(b)   Except to the extent necessary to perform the services to be provided hereunder, the Employee will not reproduce, use, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and will in no event take any action causing, or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by the Employee to lose its character or cease to qualify as Proprietary Information. Each reproduction of any of the Proprietary Information must prominently contain a legend identifying its confidential or proprietary nature.

(c)     The Employee represents and warrants that any information disclosed by the Employee to SED is not confidential or proprietary to the Employee or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Company by virtue of any information received, in whatever form or whenever received, from the Employee relating to the subject matter hereof, and SED will be free to reproduce, use and disclose to others such information without limitation.

(d)     Upon request by SED, and in any event upon termination of the employment of the Employee with the SED for any reason, as a prior condition to receiving any final compensation, including bonuses, hereunder, the Employee will promptly deliver to SED all property belonging to SED, including, without limitation, all Proprietary Information and all embodiments thereof then in her custody, control or possession.

(e)     The covenants of confidentiality set forth herein will apply on and after the date hereof to any Proprietary Information disclosed by the Company to or developed by the Employee prior to or after the date hereof and will continue and be maintained by the Employee (1) with respect to the Proprietary Information consisting of technical or scientific information, at any and all times following the termination of Employee's employment hereunder for any reason whatsoever, and (2) with respect to all other Proprietary Information, for the Applicable Period following such termination of employment, unless a longer period of protection is provided by law.

9.	Inventions and Patents.

(a)   The Employee agrees that all processes, technologies and inventions (collectively, the "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable, copyrightable, registrable or not, conceived, developed, invented or made by her during her employment by SED shall belong to the Company; provided that such Inventions grew out of the Employee's work with the Company or in conjunction with any employees thereof, are related in any manner, commercial or experimental, to the Business, or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Employee shall further: (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent, copyright, trademark or other rights to such Inventions; (iii) execute all documents necessary or desirable to carry out the foregoing; (iv) assist the Company in obtaining and enforcing any patents, copyrights, trademarks or other rights relating to the Inventions; and (v) take such other action as the Company shall reasonably request.

(b)   If any Invention is described in a patent, copyright or trademark application or is disclosed to third parties, directly or indirectly, by the Employee within the Applicable Period following termination of Employee's employment, it is to be presumed that the Invention was conceived, developed, invented or made during the term of the Employee's employment hereunder.

(c)   The Employee agrees that she will not assert any rights to any Invention as having been conceived, developed, invented, made or acquired by her prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

10.          Intellectual Property. The Company shall be the owner of all the products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with, and during the term of, the Employee's employment hereunder, free and clear of any claims by the Employee or anyone claiming under the Employee of any kind or character whatsoever, other than the Employee's right to receive payments hereunder. The Employee shall, at the reasonable request of the Company, execute such assignments, certificates or other instruments as the Company from time to time shall deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

11.	Rights and Remedies upon Breach.

(a)   Employee agrees that the covenants, representations and agreements contained in Sections 5, 6, 7, 8, 9 and 10 of this Agreement are of the essence of this Agreement; that each of such covenants, representations and agreements is reasonable and necessary to protect and preserve the interest, properties and Business of the Company; that the Company is engaged in and throughout the Area in the Business; that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants, representations and agreements; that each of such covenants, representations and agreements is separate, distinct and severable not only from the other of such covenants, representations and agreements but also from the other provisions of this Agreement; and that the unenforceability of any covenant, representation or agreement shall not affect the validity or enforceability of any other covenant, representation or agreement or any other provision of this Agreement.

(b)   If the Employee breaches, or threatens to commit a breach of, any of the covenants, representations or agreements contained in Sections 5, 6, 7, 8, 9 or 10 of this Agreement, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(1)           the right and remedy to have the covenants, representations or agreements specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, representations or agreements, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Companyand that money damages will not provide an adequate remedy to the Company; and

(2)           the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by her primarily as a result of any transactions constituting a breach of the covenants, representations or agreements, and the Employee shall account for and pay over such compensation, profits, monies, accruals, increments or other benefits to the Company.

(c)   In the event that the Employee shall breach any of the covenants, representations or agreements contained in Sections 5, 6, 7, 8, 9 or 10 hereof, the running of the period of the restrictions set forth in any such Section shall be tolled during the continuation of any such breach by the Employee, and the running of the period of such restrictions shall commence only upon compliance by the Employee with the terms of the applicable Section.

(d)   In the event the Company should seek an injunction under this Section 11, Employee hereby waives any requirement that the Company submit proof of the economic value of any Proprietary Information or that the Company post a bond or any other security. In the event of any litigation between the parties hereto arising out of or relating to this Section 11, the prevailing party therein shall be allowed all reasonable attorneys' fees expended or incurred in such litigation to be recovered as part of the costs therein.

12.          No Set-Off by Employee. The existence of any claim, demand, action or cause of action by the Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

13.          Employee's Expenses. All costs and expenses, including reasonable legal, accounting and other advisory fees, incurred by the Employee to (a) contest any determinations made by the Company concerning the amounts payable by the Company to the Employee under this Agreement, or (b) prepare responses to an Internal Revenue Service audit of, and otherwise defend, her personal income tax return for any year that is the subject of any such audit or an adverse determination, administrative proceeding or civil litigation arising therefrom that is occasioned by, or related to, an audit by the Internal Revenue Service of the Company’s consolidated income tax returns are, upon written demand by the Employee explaining the basis for the request for such reimbursement or advancement, to be promptly advanced or reimbursed to the Employee or paid directly, on a current basis, by the Company or its successors.

Except as otherwise provided in Section 11(d) of this Agreement, if at any time during the term of this Agreement or afterwards there should arise any litigation, hearing or arbitration as to the interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by the Employee (and the Employee shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) promptly to provide sums sufficient to pay on a current basis, either directly or by reimbursing the Employee, the Employee's costs and reasonable attorneys' fees, including, without limitation, expenses of investigation and disbursements for the fees and expenses of experts, incurred by the Employee in connection with any such litigation, hearing or arbitration regardless of whether the Employee is the prevailing party in such litigation, hearing or arbitration; provided, however, if a court of competent jurisdiction finally determines with respect to this obligation, upon application by the Company made in good faith, that the Employee initiated such litigation frivolously, then the Company shall not be obligated to pay or reimburse the Employee for such costs and reasonable attorney's fees incurred by the Employee in connection with such litigation, hearing or arbitration, and Employee shall be obligated to pay or reimburse the Company for its costs and reasonable attorney's fees, including, without limitation, expenses of investigation and disbursements for the fees and expenses of experts (other than Affiliates), incurred by the Company in connection with any such litigation, hearing or arbitration. Except as provided in the immediately preceding sentence, under no circumstances shall the Employee be obligated to pay or reimburse SED or the Company for any attorneys' fees, costs or expenses incurred by the Company.

14.         Notices. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if delivered personally, by facsimile or electronic mail; (ii) the next business day, if delivered by overnight courier; and (iii), on the third calendar day subsequent to the postmark date thereof, if mailed, by United States certified or registered mail, postage prepaid, to the party to which the same is directed at the following addresses, or at such other addresses as shall be given in writing by the parties to one another:

If to the Company:	SED International Holdings, Inc. 4916 North Royal Atlanta Drive Tucker, Georgia 30084 Attention: Mr. Lyle Dickler, VP of Finance Facsimile: (770) 243-1196 Email: ldickler@SEDintl.com

With a copy to:	Morse Zelnick Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
Attention: Stephen A. Zelnick, Esq.
Facsimile: (212) 838-9190
Email: szelnick@mzrl.com

If to the Employee:	Jean Diamond 325 Riverhall Court Atlanta, Georgia 30350 Facsimile: (770) 938-2814 Email: bgay@sedintl.com

15.	Miscellaneous Provisions.

(a)   Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (1) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (2) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and (3) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by SED and the Employee in entering into this Agreement, SED shall promptly negotiate in good faith and enter into an agreement with the Employee containing alternative provisions reasonably acceptable to the Employee that will restore to the Employee, to the extent legally permissible, substantially the same economic, substantive and tax benefits the Employee would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement. Notwithstanding anything to the contrary contained herein, Employee and SED each covenant and agree that she or it, as appropriate, shall not challenge in any manner, before any person, panel, proceeding, hearing, court or other entity, the validity or enforceability of this Agreement, and that the covenant and agreement set forth in this sentence shall survive the expiration or termination of this Agreement.

(b)   Entire Agreement. The Employee acknowledges receipt of a copy of this Agreement, together with any attachments hereto, which has been executed in duplicate and agrees that, with respect to the subject matter hereof, this Agreement is the entire agreement with SED. Any other oral or written representations, understandings or agreements with the Company and its directors, officers or representatives covering the same subject matter that are in conflict with this Agreement are hereby merged into and superseded by the provisions of this Agreement.

(c)   No Set-Off. The Employee shall have no right of set-off or counterclaim in respect of any debt or other obligation of the Employee to the Company against payment or other obligation of the Company to the Employee provided for in this Agreement.

(d)   Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by the Board of Directors of SED.

(e)   No Assignment of Compensation. Except as otherwise provided in this Agreement, no right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after her death and shall not preclude her executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

(f)    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no force and effect.

(g)   Headings. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(h)   Governing Law. This Agreement has been executed and delivered in the State of Georgia and shall be construed in accordance with and governed for all purposes by the laws of the State of Georgia.

(i)    No Assignment of Agreement. This Agreement may not be assigned, partitioned, subdivided, pledged, or hypothecated in whole or in part without the express prior written consent of the Employee and SED. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of SED or the Subsidiary, or by any merger or consolidation involving SED wherein SED is not the surviving entity, or by any transfer of all or substantially all of the assets on a consolidated basis of SED or the assets of the Subsidiary. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving entity or to the entity to which such assets shall be transferred.

(j)    Interest on Amounts Payable. If any amounts that are required or determined to be paid or payable or reimbursed or reimbursable to the Employee under this Agreement (or after a Change of Control, under any other plan, agreement, policy or arrangement with SED) are not paid promptly at the times provided herein or therein, such amounts shall accrue interest at an annual percentage rate of ten percent (10%) from the date such amounts were required or determined to have been paid or payable or reimbursed or reimbursable to the Employee until such amounts and any interest accrued thereon are finally and fully paid; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

(k)   Federal Income Tax Withholding. SED may withhold from any benefits payable under this Agreement all federal, state, city or other taxes, other than excise taxes, as shall be required pursuant to any law or governmental regulation or ruling.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended and Restated Employment Agreement as of the date first indicated above.

/s/ Jean Diamond	SED International Holdings, Inc., a Georgia corporation By: /s/ Lyle Dickler
Jean Diamond	Name: Lyle Dickler Title: Vice President of Finance

GUARANTY

In consideration for the entering into the Agreement by SED and the Employee and as an added inducement to the Employee to enter into the Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Subsidiary does hereby irrevocably and unconditionally guarantee to Employee and her successors and assigns the payment and performance of SED’s obligations (“Guaranteed Obligations”) pursuant to the Agreement as and when the same shall be due and payable. Subsidiary hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

SED International, Inc.,

a Georgia corporation

By: /s/ Mark DiVito

Name: Mark DiVito

Title: Vice President of Operations